Execution Copy

SETTLEMENT AGREEMENT

This settlement agreement (this “Settlement Agreement”) is entered into as of March 19, 2014 by and among: (a) Centers, Holdings, Tara Club and Freedom Holding, on behalf of themselves and their respective chapter 11 bankruptcy estates (the “Estates”); (b) the Committee; (c) ABC Funding, LLC (“ABC”), in its capacity as agent under the Credit Agreement; and (d) William B. Collett and William B. Collett, Jr. (together, the “Colletts”). The Debtors (on behalf of themselves and their Estates), the Committee, ABC and the Colletts are sometimes referred to individually as a “Party” hereto and, together, the “Parties” hereto.

RECITALS

WHEREAS, Florida Gaming Centers, Inc. (“Centers”), Florida Gaming Corporation (“Holdings”), Freedom Holding, Inc. (“Freedom Holding”) and Tara Club Estates, Inc. (“Tara Club”) are debtors and debtors in possession (the “Debtors”) in the Bankruptcy Cases;

WHEREAS, Centers owns and operates a casino and jai alai fronton in Miami, Florida and a jai alai fronton and card room in Ft. Pierce, Florida (the “Business Operations”);

WHEREAS, prior to the Petition Date, ABC and the Lenders provided certain loans and other financial accommodations to Centers (collectively, the “Loan”) pursuant to the Credit Agreement, secured by first priority liens on and security interests in substantially all of the Debtors’ assets;

WHEREAS, on August 9, 2012, ABC, on behalf of the Lenders, sent notice of default and acceleration to the Debtors pursuant to the terms of the Loan Documents, accelerating the Loan thereunder;

WHEREAS, on July 25, 2013 ABC, on behalf of the holders of warrants under the Warrant Agreement, accepted Centers’ repurchase offer for the warrants pursuant to the terms of the Warrant Agreement (the “Repurchase Obligation”) in the amount of $26,845,000;

WHEREAS, on August 14, 2013, Hialeah Casino opened, which ABC asserts triggered an increase in the “Base Percentage” of the warrants under the Warrant Agreement, which increased the Repurchase Obligation from $26,845,000 to $33,600,000;

WHEREAS, on August 19, 2013 (the “Petition Date”), the Debtors initiated their Bankruptcy Cases in the Bankruptcy Court;

WHEREAS, the Committee was appointed in the Bankruptcy Cases on September 9, 2013 to jointly represent the interests of the general, unsecured, nonpriority creditors of Centers and Holdings;

WHEREAS, Centers and Holdings have decided to sell substantially all of their assets, including the Business Operations and personal property located at the Business Operations, and related assets (collectively, the “Assets”) pursuant to section 363 of the Bankruptcy Code (the “363 Sale”);

WHEREAS, prior to the Bankruptcy Cases, Centers and Holdings entered into a Stock Purchase Agreement dated November 25, 2012 (the “SPA”) with Silvermark, and Silvermark has not provided a release to the Colletts in their individual capacities in respect of the guarantees they provided in connection with the SPA;

WHEREAS, on December 31, 2013, the Colletts each filed proofs of claim in the Bankruptcy Cases of Centers (Claim Nos. 34 and 35) and Holdings (Claim Nos. 7 and 8) in the amount of $50 million and asserted rights of subrogation and/or indemnification against Centers and Holdings for any claims that may be asserted against the Colletts by Silvermark with respect to the SPA transaction (the “Collett Claims”);

WHEREAS, Centers and Willliam B. Collett, Jr. are parties to an Employment Agreement dated as of April 25, 2011 (the “Collett Employment Agreement”);

WHEREAS, Centers and Daniel Licciardi are parties to an Employment Agreement dated as of April 25, 2011 (the “Licciardi Employment Agreement”);

WHEREAS, pursuant to paragraph 16 of the Final Order Granting Motion of Debtors for Entry of Interim and Final Orders (I) Authorizing Debtors to Utilize Cash Collateral, (II) Granting Adequate Protection, and (III) Granting Other Relief (the “Final Cash Collateral Order”) [Docket No. 201], dated October 28, 2013, any challenge to any claim against ABC had to commence by December 15, 2013 and any challenges not raised by that date were deemed “forever waived, released and barred . . . .”;

WHEREAS, the Final Cash Collateral Order further provided that if the Debtors failed to challenge the Lenders’ claims by November 8, 2013, the Committee would “automatically” be “granted standing and authority” to challenge the Lenders’ claims;

WHEREAS, on November 8, 2013, Centers and Holdings filed their (A) Complaint Against ABC Funding, LLC, as Administrative Agent and the Warrant Holders; and (B) Objections to Claim (the “Complaint”) [Adv. Docket No. 1] under adversary docket number 13-01816 (RAM) (the “Adversary Proceeding”) asserting, among other things, seven Counts setting forth several grounds for subordination and/or disallowance in whole or in part the Lender Claims: (a) Count I, objecting to the reasonableness of the professional fees and expenses component of the Loan Claim, (b) Count II, objecting to the allowance of the “Pre-Payment Premium” component of the Loan Claim, (c) Count III, objecting to the allowance of the “OID” component of the Loan Claim, (d) Count IV, to subordinate the Centers Repurchase Claim under section 510(b) of the Bankruptcy Code, (e) Count V, to subordinate the Guaranty Repurchase Claim under section 510(b) of the Bankruptcy Code, (f) Count VI, to subordinate the Lender Claims under section 510(c) of the Bankruptcy Code, and (g) Count VII, alleging that the Lender Claims violated Florida usury law;

WHEREAS, on December 16, 2013, ABC, on behalf of the Lenders, filed master proofs of claim against each Debtor asserting secured claims against each Debtor for (a) Loan amounts owed under the Loan Documents in the amount of $94,045,985.77, plus post-petition interest, fees and expenses (the “Loan Claim”), and (b) the Repurchase Claims in the amount of $33,600,000, plus post-petition interest, fees and expenses (together with the Loan Claim, the “Lender Claims”);

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WHEREAS, on December 19, 2013, the Debtors amended their Complaint by stipulation with ABC and the Lenders to remove the Lenders as named defendants in the Complaint, leaving ABC as the sole remaining defendant thereunder, but otherwise asserting the same Counts I-VII as in the Complaint, with the Lenders agreeing to be bound by any determinations or rulings of the Bankruptcy Court in the Adversary Proceeding in connection with such stipulation (the “Amended Complaint”) [Adv. Docket No. 8];

WHEREAS, the Debtors and ABC agreed, pursuant to a stipulated scheduling order entered on December 19, 2013, to a briefing schedule in respect of the Adversary Proceeding, which was later supplemented by the Court’s order dated January 8, 2014 setting briefing deadlines and a hearing date;

WHEREAS, on December 20, 2013, ABC filed its Answer and Affirmative Defenses to Plaintiffs/Counter-Defendants Florida Gaming Centers, Inc. and Florida Gaming Corporation’s Amended Complaint and Counterclaim (the “ABC Answer”) [Adv. Docket No. 11] responding to Counts I-VII asserted in the Amended Complaint and asserting counterclaims alleging fraudulent and improper conduct with respect to representations and omissions of the Debtors based on the Loan Documents (the “Counterclaims”);

WHEREAS, on December 30, 2013, (a) the Debtors filed their Motion for: (I) Summary Judgment on Subordination, Prepayment Penalty Claim, and Original Issue Discount Claim; and (II) Partial Summary Judgment on Choice of Law Regarding Usury Issues (the “Debtors’ Motion”) [Adv. Docket No. 17], seeking summary judgment on Counts I, II, III, IV, V and VII of the Amended Complaint, and (b) ABC filed its Motion for Summary Judgment Dismissing Counts I, IV, V, VI and VII of the Amended Complaint (the “ABC Motion”) [Adv. Docket No. 16] seeking summary judgment on Counts I, IV, V, VI and VII of the Amended Complaint;

WHEREAS, on January 13, 2014, (a) the Debtors filed their Response to Defendant’s Motion for Summary Judgment Dismissing Counts I, IV, V, VI, and VII of the Adversary Complaint (the “Debtors’ Response”) [Adv. Docket No. 22], and (b) ABC filed its Response to the Plaintiffs’ Motion for Summary Judgment on Subordination, Prepayment Penalty Claim, and Original Issue Discount Claim; and Partial Summary Judgment on Choice of Law Regarding Usury Issues (the “ABC Response”) [Adv. Docket No. 21];

WHEREAS, on January 21, 2014, (a) the Debtors filed their Reply to Defendant’s Response to Motion for Summary Judgment [Adv. Docket No. 25] (the “Debtors’ Reply”, together with the Amended Complaint, Debtors’ Motion and Debtors’ Response, the “Debtors’ Pleadings”), and (b) ABC filed its Reply in Further Support of Its Motion for Summary Judgment Dismissing Counts I, IV, V, VI and VII of the Adversary Complaint [Adv. Docket No. 26] (the “ABC Reply”, together with the ABC Answer, ABC Motion and ABC Response, the “ABC Pleadings” and collectively with the Debtors’ Pleadings, the “Adversary Pleadings”);

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WHEREAS, on January 23, 2014, the Committee filed its Motion to Limit the Credit Bid of ABC Funding, LLC in Connection with the Sale of Substantially All of the Debtors’ Assets (the “Credit Bid Motion”) [Docket No. 280], which the Debtors joined in their Joinder in Motion by the Official Committee of Unsecured Creditors to Limit the Credit Bid of ABC Funding, LLC in Connection with the Sale of Substantially All of the Debtors’ Assets [Docket No. 286], seeking to limit and/or estimate the amount that ABC would be allowed to credit bid in connection with the 363 Sale;

WHEREAS, on January 24, 2014, the Bankruptcy Court held a hearing on the Adversary Pleadings in the Adversary Proceeding;

WHEREAS, on February 3, 2014, ABC filed its Response to the Motion by the Official Joint Committee of Unsecured Creditors to Limit the Credit Bid of ABC Funding, LLC in Connection with the Sale of Substantially All of the Debtor’s Assets [Docket No. 302];

WHEREAS, on February 5, 2014, the Bankruptcy Court gave its oral ruling on the Adversary Pleadings and the Credit Bid Motion, and issued its Order on Summary Judgment Motions, Preliminary Order on Motion to Limit Credit Bid; Order Abating Proceeding Pending Mediation; and Order Setting Further Hearing (the “Summary Judgment Order”) [Docket No. 305], and Order of Referral to Mediation (the “Mediation Order”) [Docket No. 306];

WHEREAS, the Bankruptcy Court, in its Summary Judgment Order, among other things (1) granted (a) the Debtors’ Motion as to Count II, disallowing the “Prepayment Premium” as defined in the Credit Agreement, (b) the Debtors’ Motion as to Count III, disallowing that portion of original issue discount (“OID”) that was unaccrued as of the Petition Date, (c) the Debtors’ Motion as to Count IV, subordinating the Centers Repurchase Claim under section 510(b) of the Bankruptcy Code and finding that such claim will be converted into an equity interest pari passu with the existing common stock of Centers, and (d) the ABC Motion as to Count VII, dismissing the usury arguments in Count VII; (2) denied (a) the ABC Motion as to Count I, finding that genuine issues of material fact remaining regarding (i) the dollar amount of OID to be allowed as part of the Loan Claim and (ii) the amount of costs, charges and reasonable professional fees to be allowed as part of the Loan Claim, and (b) the ABC Motion as to Count VI, finding that the Debtors stated a claim for equitable subordination under section 510(c) of the Bankruptcy Code in the Amended Complaint and summary judgment on such claim was not appropriate at that time; and (3) reserved its ruling on Count V of the Amended Complaint regarding subordination of the Guaranty Repurchase Claim under section 510(b) of the Bankruptcy Code;

WHEREAS, on February 19-20, 2014, the Debtors, ABC and the Committee participated in a Bankruptcy Court ordered mediation regarding the remaining issues in the Adversary Proceeding and the credit bid rights of ABC pursuant to the terms of the Mediation Order;

WHEREAS, the Parties have determined to enter into this Settlement Agreement in order to avoid the uncertainties and further expense of litigation involving the remaining issues in the Adversary Proceeding, 363 Sale proceeds allocation issues, credit bidding issues, claims allowance issues related to the Adversary Proceeding and 363 Sale, and any and all other claims or causes of action that the Parties have or may have against each other relating to the Loan Documents, the Lender Claims, the Counterclaims, the Business Operations, the 363 Sale or the Bankruptcy Cases, on the terms set forth below; and

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WHEREAS, the Parties each have consulted with their respective counsel in connection with the matters subject hereto;

WHEREAS, the Debtors filed their Notice of Filing Settlement Agreement on March 17, 2014 [Docket No. 373]; and

WHEREAS, Tara Club owns the Tara Property subject to the first mortgage lien of ABC under the Credit Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.          Recitals Incorporated. The recitals and prefatory phrases and paragraphs set forth above are hereby incorporated in full, and made a part of, this Settlement Agreement.

2.          Definitions. Capitalized terms not otherwise defined in the Preamble and Recitals above shall have the following definitions:

a.    “ABC Released Parties” means ABC, the Lenders (including holders of warrants under the Warrant Agreement) and their respective affiliates, and each of their respective employees, officers, directors, agents, professionals, attorneys, accountants, investment bankers, other legal representatives, bankruptcy and restructuring advisors and financial advisors, affiliates, predecessors, successors and assigns; provided, however, for the avoidance of doubt, that none of the Debtors or the Estates shall be deemed an affiliate of ABC or the Lenders by virtue of the Summary Judgment Order or otherwise; provided further, however, ABC Released Parties shall not include Innovation Partners, its affiliates, employees, or agents.

b.    “ABC Releasors” means ABC, the Lenders (including holders of warrants under the Warrant Agreement), and each of their officers, directors, agents, professionals, employees, attorneys, other legal representatives, affiliates, predecessors, successors and assigns; provided, however, for the avoidance of doubt, that none of the Debtors or the Estates shall be deemed an affiliate of ABC or the Lenders by virtue of the Summary Judgment Order or otherwise.

c.     “Administrative Claims” means, collectively, the Professional Fee Claims and the Other Administrative Claims.

d.    “Administrative Claim Remainders” means the Professional Fee Claim Remainder and the Other Administrative Claim Remainder.

e.    “Administrative Claim Reserves” means the Professional Fee Claim Reserve and the Other Administrative Claim Reserve.

f.     “Auction” means the auction of the Assets to be conducted by the Debtors in connection with the 363 Sale.

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g.    “Bankruptcy Cases” means, collectively, the chapter 11 cases captioned In re Florida Gaming Centers, Inc., et al., case number 13-29597 (RAM) pending before the Bankruptcy Court.

h.    “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Florida, Miami Division.

i.     “Bankruptcy Code” means title 11 of the United States Code.

j.     “Bar Order” means an order of the Bankruptcy Court barring Silvermark from commencing or proceeding with any litigation against the Colletts with respect to, or in connection with the SPA transaction.

k.    “Bidding Procedures” means the procedures governing the 363 Sale and Auction approved by order of the Bankruptcy Court dated December 30, 2013 [Docket No. 261].

l.     “Centers Claims” means all allowed claims against Centers other than Administrative Claims against Centers, the Lender Claims against Centers; for the avoidance of doubt, the Centers Claims shall not include the Collett Claims and the Holdings Intercompany Claim, which shall be waived pursuant to the terms of this Agreement.

m.   “Centers Claim Remainder” means any amounts left in the Centers Claim Reserve after satisfaction of all Centers Claims.

n.    “Centers Claim Reserve” means a cash reserve to be established and funded from the Sale Proceeds for the payment of Centers Claims in the amount of $3,500,000; provided, for the avoidance of doubt, all Centers Claims will be paid in full and satisfied pursuant to the terms of this Settlement Agreement and/or the Plan irrespective of the amount reserved in the Centers Claim Reserve.

o.    “Centers Repurchase Claim” means the secured claim against Centers for the Repurchase Obligation pursuant to the terms of the Loan Documents.

p.    “Closing” means the closing and consummation of the 363 Sale.

q.     “Committee” means the official joint committee of unsecured creditors appointed in the Centers and Holdings bankruptcy cases.

r.     “Credit Agreement” means that certain credit agreement, dated April 25, 2011, by and among ABC, as administrative agent, Centers, as Borrower, Holdings as Holdings, and the lenders from time to time thereunder as it may have been amended, restated, supplemented and/or modified from time to time pursuant to the terms thereof.

s.    “D&O Litigation” means any claims or causes of action of the Estates against the current and former directors and officers of the Debtors.

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t.     “Default Rate” means the default interest rate of 18.5% as provided in the Credit Agreement.

u.    “Effective Date” means the first business day upon which all conditions to the effectiveness of this Settlement Agreement as set forth in Section 14 below are satisfied.

v.    “Estate Cash” means any cash retained by Centers or Holdings after the Closing of the 363 Sale, which, for the avoidance of doubt, shall not include any Sale Proceeds to be received by the Estates pursuant to Section 5 of this Settlement Agreement.

w.   “Estate Released Parties” means the Committee and its respective members, solely in their capacity as Committee members; the Committee’s attorneys, accountants, bankruptcy and restructuring advisors and financial advisors; the Debtors and the Estates; and the Debtors’ current and former officers, directors, attorneys, accountants, bankruptcy and restructuring advisors and financial advisors.

x.     “Estate Releasors” means the Debtors, the Debtors’ respective Estates, the Committee, and each of their officers, directors, agents, professionals, employees, attorneys, other legal representatives, affiliates, predecessors, successors and assigns.

y.    “Guaranty Repurchase Claim” means the claim against Holdings for Holdings’ guarantee of the Repurchase Obligation pursuant to the terms of the Warrant Agreement.

z.     “Guggenheim” means Guggenheim Securities, LLC, the Debtors’ investment banker in the Bankruptcy Cases.

aa.   “Guggenheim Engagement Letter” means the letter dated November 8, 2013, providing for employment of Guggenheim as the Debtors’ investment banker in the Bankruptcy Cases.

bb.  “Guggenheim Fee” means the sale transaction fee of at least $650,000 to be paid to Guggenheim upon completion of the 363 Sale pursuant to the terms of the Guggenheim Engagement Letter.

cc.   “Holdings Equity Interests” means all equity interests in Holdings.

dd.  “Holdings Intercompany Claim” means the alleged intercompany claim of Holdings scheduled against Centers in the amount of $5,021,284.

ee.   “Initial Holdings Distribution Amount” means a cash reserve in the amount of $1,500,000 to be established and funded from the Sale Proceeds to be distributed to the Estates for the payment of Non-Subordinated Holdings Claims pursuant to the Payment Waterfall.

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ff.     “Initial Repurchase Claim Distribution Amount” means $10,000,000 (or the remainder of the Sale Proceeds if less than $10,000,000 remains after payment of the Initial Holdings Distribution Amount pursuant to the terms of the Payment Waterfall) to be distributed to ABC for the partial payment of the Repurchase Claims pursuant to the Payment Waterfall.

gg.   “Insider Subordination Agreements” means the subordination agreements by and among certain insider creditors of the Debtors, Centers and/or Holdings, and ABC, dated April 25, 2011, listed in Exhibit A-3 hereto.

hh.   “Lenders” means the lenders from time to time under the Credit Agreement and the holders of warrants under the Warrant Agreement.

ii.     “Loan Documents” means the Credit Agreement and all related documents, including, without limitation, the Warrant Agreement.

jj.     “Modification Agreements” means the modification agreements by and among certain creditors of the Debtors, Centers and Holdings, dated April 25, 2011, listed in Exhibit A-2 hereto.

kk.   “Non-Insider Subordination Agreements” means the subordination agreements by and among certain creditors of the Debtors, Centers, Holdings, and ABC, dated April 25, 2011, listed in Exhibit A-1 hereto.

ll.     “Non-Subordinated Holdings Claims” means all allowed, non-subordinated claims against Holdings other than Administrative Claims against Holdings and the Lender Claims against Holdings.

mm.  “Other Administrative Claims” means a claim against either of Centers or Holdings for: (i) any cost or expense of administration of the Bankruptcy Cases asserted or arising under sections 503 or 507(a)(2) of the Bankruptcy Code including, but not limited to, (A) any actual and necessary post-Petition Date cost or expense of preserving the Debtors’ respective estates or operating the businesses of the Debtors, and (B) any post-Petition Date cost, indebtedness or contractual obligation duly and validly incurred or assumed by the Debtors in the ordinary course of their respective businesses; and (ii) any fees or charges assessed against the Debtors’ respective estates under section 1930 of title 28 of the United States Code; provided, however, that any Other Administrative Claim of any one Debtor against Centers or Holdings are being released pursuant to Section 13 of this Settlement Agreement, provided, further, that the Estates will continue to satisfy their obligations in the ordinary course of business from and after the Effective Date.

nn.   “Other Administrative Claim Remainder” means any amounts left in the Other Administrative Claim Reserve after satisfaction of all Other Administrative Claims.

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oo.   “Other Administrative Claim Reserve” means a cash reserve to be established and funded from the Sale Proceeds for the payment of Other Administrative Fee Claims in the amount of $250,000; provided, for the avoidance of doubt, all Other Administrative Claims will be paid in full and satisfied pursuant to the terms of this Settlement Agreement irrespective of the amount reserved in the Other Administrative Claims Reserve.

pp.   “Payment Waterfall” means the order of priority and allocation amounts for the distribution of Sale Proceeds provided for in Section 5 hereof.

qq.   “Plan” means the plan of liquidation to be prepared in accordance with the terms of this Settlement Agreement, which Plan shall be in form and substance reasonably acceptable to the Debtors, ABC and the Committee.

rr.     “Post-Closing Fee Budget” means the budget containing a good faith estimate of all fees and expenses of professionals retained by the Committee and the Debtors for the period beginning on the Closing through the closing of the Bankruptcy Cases, which budget shall be agreed upon by the Debtors, ABC and the Committee prior to the Closing.

ss.   “Professional Fee Claims” means a claim against either of Centers or Holdings for: (i) any cost or expense of administration of the Bankruptcy Cases asserted or arising under sections 503 or 507(a)(2) of the Bankruptcy Code for compensation or reimbursement of expenses of the Debtors’ and Committee’s professionals to the extent allowed by the Bankruptcy Court under sections 330(a) or 331 of the Bankruptcy Code.

tt.    “Professional Fee Claim Remainder” means any amounts left in the Professional Fee Claim Reserve after satisfaction of all Professional Fee Claims.

uu.  “Professional Fee Claim Reserve” means a reserve to be established for the payment of Professional Fee Claims pursuant to the Post-Closing Fee Budget in an amount to be agreed upon by the Debtors, ABC and the Committee prior to the Closing, provided, for the avoidance of doubt, all Professional Fee Claims will be paid in full and satisfied pursuant to the Post-Closing Fee Budget and the terms of this Settlement Agreement.

vv.  “Property Tax Amount” means any unpaid personal property taxes owed by the Debtors at Closing with respect to the Business Operations.

ww. “Releasors” means the ABC Releasors and the Estate Releasors.

xx.    “Repurchase Claims” means the Centers Repurchase Claim and the Guaranty Repurchase Claim.

yy.  “Sale Proceeds” means the cash proceeds of the 363 Sale; provided, however, that if ABC is the successful bidder for the Assets, it will not have to provide or distribute any Sale Proceeds that it would otherwise receive pursuant to Section 5 hereof (subject to the terms of Sections 7 and 10(c) hereof).

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zz.   “Settlement Motion” means the Committee’s motion (A)(I) to intervene in the Adversary Proceeding, (II) for standing and authority to settle the Estates’ claims against ABC, and (III ) to approve the Settlement with ABC; and (B) to shorten the notice period for the approval of the Settlement, including the Debtors’ joinder in such motion in respect of that portion of the Settlement Motion seeking to approve the terms of this Settlement Agreement.

aaa.  “Settlement Order” means the order of the Bankruptcy Court approving this Settlement Agreement pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure.

bbb.  “Silvermark” means Silvermark LLC, the stalking horse bidder for the Assets in the 363 Sale.

ccc.   “Silvermark Break-Up Fee” means the bid protections in the amount of $4,000,000 to be paid to Silvermark under certain circumstances if Silvermark is not the successful bidder for the Assets in the 363 Sale.

ddd.  “Subordinated Holdings Claims” means all allowed subordinated or allowed insider claims against Holdings.

eee.   “Tara Property” shall mean those certain six (6) parcels of real property located in Loganville, Georgia owned by Tara Club and listed in the bankruptcy schedules of Tara Club, which properties have the following street addresses: 143 Tara Boulevard, 137 Tara Boulevard, 139 Tara Boulevard, 141 Tara Boulevard, 145 Tara Boulevard and 147 Tara Boulevard.

fff.     “Warrant Agreement” means that certain warrant agreement, dated April 25, 2011, by and among Centers, Holdings as Guarantor, ABC as agent, and the holders of the warrants thereunder.

3.          Allowance of the Lender Claims. The Lender Claims shall be allowed for purposes of distribution pursuant to Section 5 of this Settlement Agreement in the following amounts:

a.    Loan Claim: The Loan Claim shall be allowed in the amount set forth in Exhibit A-4 hereto1; provided, however, that such amount shall be adjusted as of the date of the Closing to account for any additional fees (subject to the cap described in Exhibit A-4), expenses and/or interest at the Default Rate that accrue under the Loan Documents between the Effective Date and the date of the Closing, subject to a credit for any additional adequate protection payments made.

1 Exhibit A-4 shows a decrease of the Loan Claim by $1.5 million, resulting from movement of $1.5 million of professional fees from the Loan Claim to the Repurchase Claim.

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b.    Repurchase Claims: The Repurchase Claims shall be allowed in the fixed amount of $37,000,000, calculated as set forth in Exhibit A-5, with no further accrual of post-petition interest thereon.2

In consideration of the foregoing and the receipt by the Lenders of the distributions of the Sale Proceeds on account of the Lender Claims pursuant to the terms of Section 5 of this Agreement, the Lenders shall waive any right to receive a distribution from the Estates in respect of their deficiency claim against the Estates for any portion of the Lender Claims that are not satisfied hereunder.

4.          Distribution of Estate Cash. Any Estate Cash (which excludes the Sale Proceeds) shall be retained by the Estates for (a) First, the payment of Administrative Claims, (b) Second, the payment of Centers Claims, (c) Third, the payment of Non-Subordinated Holdings Claims, (d) Fourth, the payment of Subordinated Holdings Claims, and (e) Fifth, distribution to Holdings Equity Interests.

5.          Allocation of the Sale Proceeds. Upon the Closing and after accounting for the distribution of the Estate Cash pursuant to Section 4 above, the Sale Proceeds shall be distributed to the Estates or ABC in the following order of priority and amounts until the exhaustion of such Sale Proceeds (to the extent such amounts were not otherwise funded with Estate Cash):

a.  First, the full amount of the Loan Claim shall be distributed to ABC;

b.  Second, the Estates shall be funded with Sale Proceeds sufficient to satisfy:

i.          the Administrative Claim Reserves;

ii.         the Property Tax Amount, if any;

iii.        the Guggenheim Fee; and

iv.        the Silvermark Break-Up Fee, if any.

c.     Third, the Estates shall be funded with the Centers Claim Reserve;

d.     Fourth, the Estates shall be funded with the Initial Holdings Distribution Amount;

e.     Fifth, ABC shall be funded with the Initial Repurchase Claim Distribution Amount (unless there are insufficient funds to satisfy such amount, in which case ABC shall be funded with all remaining Sale Proceeds);

f.      Sixth, the next $10,000,000 in Sale Proceeds (or the entirety of remaining Sale Proceeds if less than $10,000,000 remains after the distribution described in (e) above) shall be distributed as follows:

 2 This amount reflects a waiver of half of the post-petition interest accrued on the Repurchase Claims through March 31 and no further accrual of interest going forward. It also reflects movement of $1.5 million of professional fees from the Loan Claim to the Repurchase Claim.

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i.	95.00% of each dollar shall be distributed to ABC for payment of the Repurchase Claims; and

ii.	5.00% of each dollar shall be distributed to the Estates for payment of Non-Subordinated Holdings Claims.

g.    Seventh, until funds sufficient to pay an additional portion of the Repurchase Claims in the amount of $15,325,000 (such that the total amount paid on the Repurchase Claims is $34,825,000), any Sale Proceeds remaining after the distributions described above in (f) shall be distributed as follows:

i.	92.50% of each dollar of shall be distributed to ABC for payment of the Repurchase Claims; and

ii.	7.50% of each dollar shall be distributed to the Estates for payment of Non-Subordinated Holdings Claims.

h.    Eighth, until funds sufficient to pay an additional portion of the Repurchase Claims in the amount of $2,175,000 (such that the Repurchase Claims are paid in full in the total amount of $37,000,000), any Sale Proceeds remaining after the distributions described above in (g) shall be distributed as follows:

i.	50.00% of each dollar of shall be distributed to ABC for payment of the Repurchase Claims until such Repurchase Claims are paid in full (i.e., an additional $2,175,000); and

ii.	50.00% of each dollar shall be distributed to the Estates for payment of the remaining Holdings stakeholders in the following order of priority:

1.	First, to pay any remaining Non-Subordinated Holdings Claims in full;

2.	Second, to pay Subordinated Holdings Claims in full; and

3.	Third, for distribution to Holdings Equity Interests.

i.     Ninth, any Sale Proceeds remaining after distribution of amounts to ABC sufficient to pay the Repurchase Claims in full pursuant to (h) above shall be distributed to the Estates for payment of the remaining Holdings stakeholders in the following order of priority:

i.	First, to pay any remaining Non-Subordinated Holdings Claims in full;

ii.	Second, to pay Subordinated Holdings Claims in full; and

iii.	Third, for distribution to Holdings Equity Interests.

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6.           Application of Administrative Claim Remainders and Centers Claim Remainder.

a.	Professional Fee Claim Remainder: To the extent that there is a Professional Fee Claim Remainder and/or Other Administrative Claim Remainder, 100% of such amount(s) shall be distributed to the Estates and/or ABC pursuant to the Payment Waterfall.

b.	Centers Claim Remainder: To the extent that there is a Centers Claim Remainder, 100% of such Centers Claim Remainder will be retained by the Estates for (A) First, the payment of Non-Subordinated Holdings Claims, to the extent such claims are not paid in full pursuant to the Payment Waterfall, (B) Second, the payment of Subordinated Holdings Claims, to the extent such claims are not paid in full pursuant to the Payment Waterfall, and (C) Third, distribution to Holdings Equity Interests.

7.           Payment of Administrative Claims and Centers Claims. To the extent the Centers Claims are allowed in an aggregate amount that is greater than the Centers Claims Reserve, or the Administrative Claims are allowed in an aggregate amount that is greater than the Administrative Claim Reserves, and Sale Proceeds and/or Estate Cash are not otherwise available or sufficient for the satisfaction of such amounts, if any, pursuant to the terms of this Settlement Agreement, ABC agrees to pay such amounts (solely from amounts distributed pursuant to Sections 5(e), (f), (g) or (h) above on account of the Repurchase Claims), and shall provide for the satisfaction of any such amounts in a manner reasonably satisfactory to the Debtors, ABC, and the Committee, which manner shall be agreed upon prior to the Closing. Centers and Holdings agree that Holdings shall waive any right to receive a distribution on or in respect of the Holdings Intercompany Claim.

8.           Allowance of Claims and Support of Bar Order. Provided that Mr. Collett or Mr. Licciardi are not employed by the successful buyer following the 363 Sale, whether through the assumption and/or assignment of the Collett Employment Agreement or the Licciardi Agreement or otherwise, and the Collett Employment Agreement and/or the Licciardi Employment Agreement are otherwise rejected by Centers pursuant to section 365 of the Bankruptcy Code, then the claims by Mr. William B. Collett, Jr. and Mr. Daniel Licciardi against Centers for six months of severance pay shall be deemed allowed in the amount of $165,375.00 and $124,031.25, respectively. The Colletts shall waive their respective Collett Claims against Centers and Holdings relating to their claims for subrogation and/or indemnification on the Effective Date. The Committee and ABC shall support any effort by the Colletts to obtain entry of a Bar Order by the Bankruptcy Court barring Silvermark from commencing or proceeding with any litigation against the Colletts, in their individual capacity, with respect to or in connection with the SPA transaction.

9.          Plan. The Debtors shall draft the initial draft of the Plan and provide such draft to ABC and the Committee for comment within 15 days of Closing, and file a Plan no later than 30 days after the Closing; provided, however, that if the Debtors fail or refuse to do so, then the Committee shall seek authority from the Bankruptcy Court to prepare and file such Plan; provided further that any such Plan must be consistent with the provisions of this Settlement Agreement; provided further, however, that the effectiveness of this Settlement Agreement is not conditioned upon any such Plan being confirmed by the Bankruptcy Court or becoming effective in the Bankruptcy Cases.

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10.         363 Sale and Credit Bidding.

a.	ABC shall be entitled to submit a credit bid under the terms of the Bidding Procedures at the Auction pursuant to section 363(k) of the Bankruptcy Code in the amount of the Loan Claim, and the Debtors and the Committee shall not object to any such credit bid on any grounds, including the grounds set forth in section 363(k) of the Bankruptcy Code.

b.	There shall be no deduction in the value of any bid by ABC at the Auction based on the terms of this Settlement Agreement, including, without limitation, the allocation and manner of distribution of Sale Proceeds described in the Payment Waterfall. The Debtors and the Committee agree that bids from other bidders at the Auction shall not circumvent the allowance or payment provisions set forth in this Settlement Agreement.

c.	If ABC is determined to have submitted the highest and best bid pursuant to the Bidding Procedures at the Auction and an order is entered approving ABC as the purchaser of the Assets, on the Closing ABC shall not be required to fund any cash amounts that it would otherwise receive pursuant to the Payment Waterfall provided above in Section 5, but would be required to fund all amounts to be paid to all creditors and parties in interest pursuant to the terms of the Payment Waterfall herein (in the same amounts as such creditors and parties in interest would be paid from sale proceeds if a third-party had purchased the assets at the identical purchase price, including amounts payable under Section 7 hereof).

11.         D&O Litigation Proceeds. Any proceeds (net of professional fees and expenses) obtained by the Committee through D&O Litigation, including, without limitation, any proceeds related to insurance policies held by the Debtors, will be retained by the Estates for (a) First, the payment of Non-Subordinated Holdings Claims, to the extent such claims are not paid in full pursuant to the Payment Waterfall, (b) Second, the payment of Subordinated Holdings Claims, to the extent such claims are not paid in full pursuant to the Payment Waterfall, and (c) Third, distribution to Holdings Equity Interests. For avoidance of doubt, ABC agrees to waive any right to receive a distribution of any portion of the proceeds from the D&O Litigation in respect of any of the Lender Claims.

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12.         Lender Claims Against Freedom Holding and Tara Club. Upon the liquidation or sale of any assets of the bankruptcy estates of Freedom Holdings or Tara Club (excluding the Tara Property in the event Tara Club is required to transfer the Tara Property pursuant to this Section 12), or the receipt of any distributions by ABC from the estates of Freedom Holding or Tara Club (excluding the proceeds from the Tara Property in the event Tara Club is required to transfer the Tara Property pursuant to this Section 12) in respect of the Lender Claims against Freedom Holding or Tara Club, ABC agrees to cause any and all such proceeds and/or distributions to be distributed to the Estates to be used as follows: (A) First, the payment of Non-Subordinated Holdings Claims, to the extent such claims are not paid in full pursuant to the Payment Waterfall, (B) Second, the payment of Subordinated Holdings Claims, to the extent such claims are not paid in full pursuant to the Payment Waterfall, and (C) Third, distribution to Holdings Equity Interests. In the event either (a) the Colletts provide written notice to the Committee and the Debtors that they are not seeking the Bar Order, or (b) the Bankruptcy Court denies the request by the Colletts for the Bar Order in a final and non-appealable order, then within thirty (30) days thereafter, Tara Club agrees to sell and transfer the Tara Property for no additional consideration to the Colletts or their designee free and clear of any and all liens, claims or encumbrances of ABC. In the event the Bankruptcy Court grants the request of the Colletts for the Bar Order in a final and non-appealable order, then Tara Club shall not be obligated to sell or transfer the Tara Property to the Colletts and shall retain the Tara Property for liquidation and distribution pursuant to this Section 12.

13.         Waivers or Assignment of, or Amendment to, Certain Subordination Agreements.

a.	Except as otherwise provided herein, ABC shall waive its rights under the Non-Insider Subordination Agreements listed on Exhibit A-1 hereto; provided, however, that each such waiver shall be contingent, and only effective upon, each such party’s release of any and all actions, causes of action, suits, claims or demands whatsoever, of any kind or nature, whether known or unknown, disputed or undisputed, contingent, inchoate, or matured (including, without limitation, any ability to amend any related proof of claim) (i) against ABC and/or the Lenders,(ii) in respect of Centers Claims, regarding the amount, priority or structural seniority of such party’s claims, and (iii) in respect of Non-Subordinated Holdings Claims, regarding the priority or structural seniority of such party’s claims; provided further, that the Modification Agreements listed on Exhibit A-2 hereto are not being waived and shall remain in full force and effect (and the Non-Insider Subordination Agreements shall remain in effect solely to the extent necessary to provide for the enforcement of such Modification Agreements);

b.	ABC agrees to and shall (i) delegate, authorize and permit the Committee to enforce its rights under the Insider Subordination Agreements in its favor listed on Exhibit A-3 hereto for the benefit of the holders of the Non-Subordinated Holdings Claims and (ii) if necessary, take such further action or execute and deliver such further documents to facilitate and effectuate the enforcement of such agreements and/or any similar provisions in the Loan Documents, subject to any amendments thereto as may be agreed upon by ABC and the Committee, so as to insure that the holders of the Non-Subordinated Holdings Claims receive the benefits of such agreements.

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14.         Releases.

a.	ABC Released Parties: Subject to and conditioned upon the occurrence of the Effective Date, each of the Estate Releasors and the Colletts shall, and shall be conclusively deemed to have, unconditionally, absolutely, and irrevocably released, discharged and forever waived any and all actions, causes of action, rights, liabilities, obligations, suits, debts, accounts, promises, warranties, damages and consequential damages, judgments, demands, agreements, costs, expenses, claims or demands whatsoever, of any kind or nature, whether known or unknown, liquidated or unliquidated, disputed or undisputed, contingent, inchoate, or matured, in law or in equity, arising in connection with or relating to the Loan Documents, any act or omission relating to any transaction in connection with the Loan Documents, the Bankruptcy Cases, the Adversary Proceeding, the 363 Sale, and this Settlement Agreement, which each of the Estate Releasors or the Colletts have or ever had against the ABC Released Parties on or at any time prior to the Effective Date, including without limitation claims asserted in the Amended Complaint and any claims, surcharges or causes of action under chapter 5 of the Bankruptcy Code; provided, however, that nothing contained in this Section 14 shall be deemed or construed to be a release, waiver or discharge of the terms and conditions of this Settlement Agreement.

b.	Estate Released Parties: Subject to and conditioned upon the occurrence of the Effective Date and the occurrence of the Closing, each of the ABC Releasors shall, and shall be conclusively deemed to have, unconditionally, absolutely, and irrevocably released, discharged and forever waived any and all actions, causes of action, rights, liabilities, obligations, suits, debts, accounts, promises, warranties, damages and consequential damages, judgments, demands, agreements, costs, expenses, claims or demands whatsoever, of any kind or nature, whether known or unknown, liquidated or unliquidated, disputed or undisputed, contingent, inchoate, or matured, in law or in equity, arising in connection with or relating to the Loan Documents, the Bankruptcy Cases, the Adversary Proceeding, the 363 Sale, and this Settlement Agreement, which each of the ABC Releasors have or ever had against the Estate Released Parties or the Colletts on or at any time prior to the Effective Date, including without limitation the Loan Claims, the Repurchase Claims and the Counterclaims; provided, however, that nothing contained in this Section 14 shall be deemed or construed to be a release, waiver or discharge of the terms and conditions of this Settlement Agreement.

15.         Conditions to Effectiveness. The effectiveness of all terms and conditions of this Settlement Agreement is subject to the occurrence of the following conditions precedent:

a.	This Settlement Agreement shall have been fully executed and delivered by all of the Parties; and

b.	The Bankruptcy Court shall have entered the Settlement Order approving this Settlement Agreement prior to the bidding deadline set forth in the Bidding Procedures.

16.         Jurisdiction and Governing Law. The Parties agree that the Bankruptcy Court shall retain jurisdiction to the fullest extent possible over the interpretation and enforcement of this Settlement Agreement, and over any dispute between them in any way related to this Settlement Agreement. The Parties further agree that this Settlement Agreement shall be construed and governed by the laws of the State of New York, irrespective of its choice of law rules.

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17.         Entire Agreement. This Settlement Agreement constitutes the entire agreement of the Parties as to the subject matter hereof and is the final and complete expression of their intent, and supersedes and renders moot any previous term sheets regarding the terms of this Settlement Agreement. The undersigned acknowledge that there are no communications or understandings, oral or written, contrary, different, or which in any way restrict this Settlement Agreement. The undersigned further acknowledge that all prior agreements, communications, and understandings within the scope of the subject matter of this Settlement Agreement are, upon execution of this Settlement Agreement, superseded, null and void. This Settlement Agreement can only be changed, modified or discharged if consented to in writing executed by the Parties hereto and, if applicable, approved by order of the Bankruptcy Court.

18.         Counterparts. This Settlement Agreement may be executed in one or more counterparts, via facsimile or electronic means; each counterpart to be considered an original portion of this Settlement Agreement.

19.         Advice of Counsel. The Parties acknowledge that the matters being settled hereby have been subject to contention and the opportunity for discovery, and that each Party has had the opportunity to make an investigation of the facts pertaining to this Settlement Agreement and all matters pertaining thereto, as it deems necessary. The Parties further acknowledge: (a) each Party is represented by experienced counsel; (b) each Party has read this Settlement Agreement and understands its contents; and (c) each Party is entering into this Settlement Agreement voluntarily and without duress, and with a full understanding of its terms. The Parties agree that no Party shall later seek to overturn or invalidate any aspect of this Settlement Agreement on grounds of unconscionability, oppression or any similar reason.

20.         No Admissions, Representations or Warranties. Nothing contained in this Settlement Agreement shall be deemed to be an admission, by either Party, of any fact, matter, claim or defense previously in dispute. Each Party is aware that it may hereafter discover claims or facts in addition to or different from those it now knows or believes to be true. Nevertheless, it is the intention of the Parties to fully, finally, and forever settle and release any and all controversies among themselves, and all claims relative thereto, that do now exist or heretofore have existed between them. In furtherance of such intention, the releases given herein shall be and remain in effect as full and complete releases of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative thereto.

21.         Covenant of Further Assurances. The Parties covenant and agree that, from and after the execution and delivery of this Settlement Agreement, they shall, execute, deliver and file any and all documents and instruments as are reasonably necessary or requested by the other Party to obtain approval of or implement the terms of this Settlement Agreement, and shall not take any action to directly or indirectly oppose the approval of the Settlement Agreement.

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22.         Authority.

a.	Subject to and conditioned on the Bankruptcy Court’s entry of the Settlement Order, the Committee has the authority to execute and deliver this Settlement Agreement on its behalf and the Debtors have the authority to execute and deliver the Settlement Agreement on their behalf, and to perform fully their respective obligations hereunder and to consummate the transactions contemplated hereby. The Debtors, the Committee and the Colletts have duly executed and delivered this Settlement Agreement. Subject to and conditioned on the Bankruptcy Court’s entry of the Settlement Order, this Settlement Agreement is a legal, valid and binding obligation of each of the Debtors, the Estates and the Colletts, enforceable against such Debtors, the Estates and the Colletts in accordance with its terms.

b.	ABC has the corporate power and authority to execute and deliver this Settlement Agreement on behalf of itself and on behalf of the Lenders, to perform fully its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Settlement Agreement by ABC, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of ABC. ABC has duly executed and delivered this Settlement Agreement. This Settlement Agreement shall constitute a legal, valid and binding obligation of ABC and the Lenders, enforceable against them in accordance with its terms, upon full execution hereof.

23.         Notices. Any and all notices required or permitted under this Settlement Agreement and any and all correspondence shall be in writing and shall be personally delivered or mailed by registered or certified mail, return receipt requested, or by overnight delivery to the Parties at the addresses designated with their respective signatures below, unless and until a different address has been designated by written notice to the other Parties.

[Signature pages follow.]

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IN WITNESS WHEREOF, the Parties hereto, each by persons duly authorized, have caused the Settlement Agreement to be executed as of the day and year first written above.

FLORIDA GAMING CENTERS, INC.	TARA CLUB ESTATES, INC.

By:	By:
Its:	Its:

Notice address:	Notice address:

Attn:	Attn:
Email:	Email:

FLORIDA GAMING CORPORATION	FREEDOM HOLDING, INC.

By:	By:
Its:	Its:

Notice address:	Notice address:

Attn:	Attn:
Email:	Email:

Company Signature Page to Settlement Agreement

THE COMMITTEE, ON ITS OWN BEHALF

By:
Its:

Notice address:

Attn:
Email:

Committee Signature Page to Settlement Agreement

2

ABC FUNDING, llc

By: Summit Partners Credit Advisors, L.P.
Its: Manager

By: Summit Master Company, LLC
Its: General Partner

By:

Name:

Title:

Notice address:

222 Berkeley Street

17th Floor

Boston, MA 02116

Attn: James Freeland

Email: JFreeland@summitpartners.com

ABC Signature Page to Settlement Agreement

WILLIAM B. COllett	WILLIAM B. COLLETT, JR.

Notice address:	Notice address:

Attn:	Attn:
Email:	Email:

Collett Signature Page to Settlement Agreement

Exhibit A-1

Non-Insider Subordination Agreements

1.	Subordination Agreement dated as of April 25, 2011 between Florida Gaming Centers, Inc., Florida Gaming Corporation, Florida Lemark Corp. and Construct Design, Inc., and ABC Funding, LLC.

2.	Management Fee Subordination Agreement dated as of April 25, 2011 between Florida Gaming Centers, Inc., Florida Gaming Corporation, Miami Casino Management, LLC, and ABC Funding, LLC.

3.	Collateral Subordination Agreement dated as of April 25, 2011 between Florida Gaming Centers, Inc., Florida Gaming Corporation, City National Bank of Florida, AGS Capital, LLC, and ABC Funding, LLC.

4.	Subordination Agreement dated as of April 25, 2011 between Florida Gaming Centers, Inc., Florida Gaming Corporation, Andrea S. Neiman, and ABC Funding, LLC.

5.	Subordination Agreement dated as of April 25, 2011 between Florida Gaming Corporation, Florida Gaming Centers, Inc., Solomon O. Howell and James W. Stuckert, and ABC Funding, LLC.

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Exhibit A-2

Non-Waived Modification Agreements

1.	Modification Agreement dated as of April 25, 2011 between Solomon O. Howell and James W. Stuckert, Florida Gaming Corporation, and Florida Gaming Centers, Inc.

2.	Modification, Assignment and Assumption Agreement dated as of April 25, 2011 by and among Andrea S. Neiman, Florida Gaming Centers, Inc., and Florida Gaming Corporation.

3.	Modification, Assignment and Assumption Agreement dated as of April 25, 2011 by and among Freedom Holding, Inc., Florida Gaming Centers, Inc., and Florida Gaming Corporation.

4.	Modification, Assignment and Assumption Agreement dated as of April 25, 2011 by and among Florida Lemark Corp., Construct Design, Inc., Florida Gaming Centers, Inc., and Florida Gaming Corporation.

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Exhibit A-3

Insider Subordination Agreements

1.	Subordination Agreement dated as of April 25, 2011 between Florida Gaming Centers, Inc., Florida Gaming Corporation, Freedom Holding, Inc., and ABC Funding, LLC.

2.	Freedom Consulting Subordination Agreement dated as of April 25, 2011 between Florida Gaming Corporation, Florida Gaming Centers, Inc., Freedom Financial Corporation, and ABC Funding, LLC.

3.	Subordination Agreement dated as of April 25, 2011 between Florida Gaming Corporation, Florida Gaming Centers, Inc, Freedom Financial Corporation, and ABC Funding, LLC.

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Exhibit A-4

Allowed Loan Claim Amount

The Loan Claim is subject to adjustment for, among other things, additional fees, expenses, and/or interest at the Default Rate that accrue on the Loan Claim between the Effective Date and the date of the Closing; provided, however, that post-petition professional fees accruing after the sale hearing through Closing shall be capped at an amount equal to $300,000, provided that Closing occurs on or before May 11, 2014.

Total Allowed Loan Claim: approximately $99,907,336.

Allowed Loan Claim Components:

$85,485,611 = Petition Date principal amount owed under the Credit Agreement excluding OID and Prepayment Premium.

$806,667 = OID accrued as of the Petition Date.

$1,325,807 = unpaid interest as of the Petition Date.

$2,750,055 = unpaid fees and expenses as of the Petition Date.

$10,877,406 = post-petition interest through the end of March, 2014.

$3,364,639 = post-petition professional fees through the end of March, 2014 (partially estimated based on blended monthly totals through January, 2014; will be updated to reflect actual fees for February through sale hearing).

Credit of $4,702,849.51 for adequate protection payments through end of March (partially estimated).

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Exhibit A-5

Allowed Repurchase Claim Amount

The Repurchase Claim is allowed at the fixed amount of $37,000,000. No further interest will accrue on the Repurchase Claim.

$33,600,000 = amount owed as of the Petition Date.

$1,900,000 = half of post-petition interest accrued through March 31, 2014.

$1,500,000 = component of professional fees through Closing allocated to the Repurchase Claims.

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